UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________________________________ SCHEDULE 14A __________________________________________ Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12 Summit Midstream Corporation (Name of Registrant as Specified in Its Charter) _________________________________________________________________ (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box): ☒ No fee required. ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): November 12, 2024 Summit Midstream Corporation (Exact name of registrant as specified in its charter) Delaware 001-42201 99-3056990 (State or other jurisdiction (Commission (IRS Employer of incorporation) File Number) Identification No.) 910 Louisiana Street, Suite 4200 Houston, TX 77002 (Address of principal executive office) (Zip Code) (Registrants’ telephone number, including area code): (832) 413-4770 Not applicable (Former name or former address, if changed since last report) Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Securities Act: Title of each class Trading Symbol(s) Name of each exchange on which registered Common Stock SMC New York Stock Exchange Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company o If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. o

Item 2.02 Results of Operations and Financial Condition. On November 12, 2024, Summit Midstream Corporation (NYSE: SMC), a Delaware corporation issued a press release announcing its results of operations for the three months ended September 30, 2024. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished in this Item 2.02 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission, whether or not filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such document. Item 9.01 Financial Statements and Exhibits. (d) Exhibits Exhibit Number Description 99.1 Press Release, dated November 12, 2024. 104 Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document 1

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. Summit Midstream Corporation (Registrant) Dated: November 12, 2024 /s/ Matthew B. Sicinski Matthew B. Sicinski, Senior Vice President and Chief Accounting Officer 2

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002 Summit Midstream Corporation Reports Third Quarter 2024 Financial and Operating Results Houston, Texas (November 12, 2024) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for the three months ended September 30, 2024. Highlights • Third quarter 2024 net loss of $197.5 million, including $142.6 million non-cash income tax expense to primarily establish SMC’s deferred tax liability associated with the C-Corp conversion • Generated adjusted EBITDA of $45.2 million, representing approximately 9% quarter-over-quarter growth1, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $22.1 million and free cash flow (“FCF”) of $9.9 million • Expect to generate approximately $45 million to $50 million of adjusted EBITDA in the fourth quarter 2024 • Connected 38 wells during the third quarter and maintained an active customer base with six active drilling rigs and more than 100 drilled but uncompleted wells (“DUCs”) behind our systems • Closed the C-Corp conversion and a series of re-financing transactions, further simplifying our corporate structure, extending debt maturities and lowering our cost of capital • Announced the transformative acquisition of Tall Oak Midstream III in the Arkoma Basin and filed the definitive proxy with the special meeting of stockholders expected to occur on November 29, 2024 Management Commentary Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit’s third quarter operating and financial results were in line with management expectations, reflecting a very active quarter both corporately and operationally. From a corporate perspective, we closed out the C-Corp conversion, successfully refinanced our balance sheet and announced the transformative acquisition of Tall Oak Midstream III. We believe these transactions continue to position Summit for further growth and significant value-creation for our shareholders. From an operational perspective, we connected 38 wells to the system, have six rigs currently operating behind our footprint and made final investment decision on a $10 million optimization project in the Rockies segment that is anticipated to have an approximate one-year payback period and improve our Adjusted EBITDA margin beginning in the second quarter 2025. Nine of the 38 wells were connected behind our Barnett system which brings total year- to-date well connections in the Barnett to 27 wells, with a rig continuing to drill wells expected in 2025. The other 29 wells connected during the quarter came from the DJ Basin, bringing total year-to-date wells to 86, exceeding our expectations with activity levels and volumes behind the system remaining robust. Additionally, as a brief update to our recently announced Tall Oak acquisition, we continue to expect to close the transaction during the fourth quarter of 2024. Since announcement, the Tall Oak management team executed a new contract for approximately 20 MMcf/d of existing in-basin production that is expected to begin deliveries to Tall Oak in the second half of 2025 and continue to see the active rig drilling wells that are expected to come online as soon as the end of this year. We filed the definitive proxy on October 31, 2024 with the special meeting of stockholders currently scheduled on November 29, 2024. Each shareholder’s vote is important to us so we encourage all shareholders to vote.” Third Quarter 2024 Business Highlights SMC’s average daily natural gas throughput for its wholly owned operated systems decreased 6.8% to 667 MMcf/d, and liquids volumes decreased 6.7% to 70 Mbbl/d, relative to the second quarter of 2024. Double E Pipeline gross volumes transported increased from 549 MMcf/d to 661 MMcf/d, a 20.4% increase quarter-over-quarter and generated $8.5 million of adjusted EBITDA, net to SMC, for the third quarter of 2024. EXHIBIT 99.1 1 1 Normalized for $1.6 million of Northeast segment adjusted EBITDA generated in the second quarter 2024

EXHIBIT 99.1

Natural gas price-driven segments:

- Natural gas price-driven segments had combined quarterly segment adjusted EBITDA of $20.1 million, representing a 1.1% increase relative to the second quarter and combined capital expenditures of $1.7 million in the third quarter of 2024.
- Piceance segment adjusted EBITDA totaled $12.8 million, consistent from the second quarter of 2024. Volume throughput decreased 1.7% from the second quarter primarily due to natural production declines and no new wells connected to the system during the quarter.
- Barnett segment adjusted EBITDA totaled $7.3 million, an increase of $1.9 million relative to the second quarter of 2024, primarily due to a 26.2% increase in volumes from a customer continuing to increase flow of curtailed volumes and 9 new wells connected to the system from our anchor customer during the quarter. We estimate there is still approximately 20 MMcf/d of shut-in production behind the system. There is currently one rig running and 14 DUCs behind the system.

Oil price-driven segments:

- Oil price-driven segments generated $33.3 million of combined segment adjusted EBITDA, representing a 9.1% increase relative to the second quarter, and had combined capital expenditures of $8.7 million.
- Permian segment adjusted EBITDA totaled $8.5 million, an increase of $0.8 million from the second quarter of 2024, primarily due to 20% increase in volumes shipped on the Double E Pipeline leading to an increase in proportionate adjusted EBITDA from our Double E joint venture.
- Rockies segment adjusted EBITDA totaled $24.9 million, an increase of 8.7% relative to the second quarter of 2024, primarily due to increased product margin in the DJ Basin, partially offset by a 6.7% decrease in liquids volume throughput. Operational downtime continued to impact volume throughput in the DJ Basin, however, repairs were completed during the quarter, and all systems have now returned to normal operational capacity. There were 29 new wells connected during the quarter, all in the DJ Basin. There are currently five rigs running and approximately 90 DUCs behind the systems.

The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Average daily throughput (MMcf/d):				
Northeast [(1)]	—	752	269	658
Rockies	128	117	127	108
Piceance	284	313	295	299
Barnett	255	170	212	184
Aggregate average daily throughput	**667**	**1,352**	**903**	**1,249**
Average daily throughput (Mbbl/d):				
Rockies	70	85	73	76
Aggregate average daily throughput	**70**	**85**	**73**	**76**
Ohio Gathering average daily throughput (MMcf/d) [(2)]	**—**	**870**	**283**	**763**
Double E average daily throughput (MMcf/d) [(3)]	**661**	**327**	**559**	**278**

(1) Exclusive of Ohio Gathering due to equity method accounting.

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EXHIBIT 99.1

(2) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

(3) Gross basis, represents 100% of volume throughput for Double E.

The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
	(In thousands)		(In thousands)	
Reportable segment adjusted EBITDA [1]:				
Northeast [2]	$ —	$ 27,751	$ 30,634	$ 65,806
Rockies	24,850	24,998	70,582	64,986
Permian [3]	8,472	5,840	23,434	16,283
Piceance	12,831	15,292	40,912	43,640
Barnett	7,278	6,084	17,798	20,380
Total	$ 53,431	$ 79,965	$ 183,360	$ 211,095
Less: Corporate and Other [4]	8,193	7,175	24,915	19,267
Adjusted EBITDA [5]	$ 45,238	$ 72,790	$ 158,445	$ 191,828

(1) Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.

(2) Includes our proportional share of adjusted EBITDA for Ohio Gathering. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.

(3) Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.

(4) Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.

(5) Adjusted EBITDA is a non-GAAP financial measure.

Capital Expenditures

Capital expenditures totaled $10.9 million in the third quarter of 2024, inclusive of maintenance capital expenditures of $1.3 million. Capital expenditures in the third quarter of 2024 were primarily related to pad connections in the Rockies segment.

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Nine Months Ended September 30, 2024 2023 (In thousands) Cash paid for capital expenditures (1): Northeast $ 2,980 $ 2,502 Rockies 29,211 40,089 Piceance 2,278 3,910 Barnett 686 109 Total reportable segment capital expenditures $ 35,155 $ 46,610 Corporate and Other 2,706 3,253 Total cash paid for capital expenditures $ 37,861 $ 49,863 __________ (1) Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting. Capital & Liquidity As of September 30, 2024, SMC had $17.8 million in unrestricted cash on hand and $150 million drawn under its $500 million ABL Revolver with $349.2 million of borrowing availability, after accounting for $0.8 million of issued, but undrawn letters of credit. As of September 30, 2024, SMC’s gross availability based on the borrowing base calculation in the credit agreement was $539 million, which is $39 million greater than the $500 million of lender commitments to the ABL Revolver. As of September 30, 2024, SMC was in compliance with all financial covenants, including interest coverage of 2.4x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.8x relative to a maximum first lien leverage ratio of 2.5x. As of September 30, 2024, SMC reported a total leverage ratio of approximately 4.58x. As of September 30, 2024, the Permian Transmission Credit Facility balance was $133.3 million, a reduction of $3.9 million relative to the June 30, 2024 balance of $137.2 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMC. MVC Shortfall Payments SMC billed its customers $5.5 million in the third quarter of 2024 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the third quarter of 2024, SMC recognized $5.5 million of gathering revenue associated with MVC shortfall payments. SMC had no adjustments to MVC shortfall payments in the third quarter of 2024. SMC’s MVC shortfall payment mechanisms contributed $5.5 million of total adjusted EBITDA in the third quarter of 2024. EXHIBIT 99.1 4

EXHIBIT 99.1

	Three Months Ended September 30, 2024			
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)			
Net change in deferred revenue related to MVC shortfall payments:				
Piceance Basin	$ —	$ —	$ —	$ —
Total net change	**$ —**	**$ —**	**$ —**	**$ —**
MVC shortfall payment adjustments:				
Rockies	$ 426	$ 426	$ —	$ 426
Piceance	4,998	4,998	—	$ 4,998
Northeast	—	—	—	—
Barnett	40	40	—	40
Total MVC shortfall payment adjustments	**$ 5,464**	**$ 5,464**	**$ —**	**$ 5,464**
Total [(1)]	**$ 5,464**	**$ 5,464**	**$ —**	**$ 5,464**

	Nine Months Ended September 30, 2024			
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)			
Net change in deferred revenue related to MVC shortfall payments:				
Piceance Basin	$ —	$ —	$ —	$ —
Total net change	**$ —**	**$ —**	**$ —**	**$ —**
MVC shortfall payment adjustments:				
Rockies	$ 1,627	$ 1,627	$ (529)	$ 1,098
Piceance	14,721	14,721	—	14,721
Northeast	2,288	2,288	—	2,288
Barnett	40	40	—	40
Total MVC shortfall payment adjustments	**$ 18,676**	**$ 18,676**	**$ (529)**	**$ 18,147**
Total [(1)]	**$ 18,676**	**$ 18,676**	**$ (529)**	**$ 18,147**

(1) Exclusive of Ohio Gathering and Double E due to equity method accounting.

Quarterly Dividend

The board of directors of Summit Midstream Corporation continued to suspend cash dividends payable on its common shares and on its Series A fixed-to-floating rate cumulative redeemable perpetual preferred shares (the "Series A Preferred Stock") for the period ended September 30, 2024. Unpaid dividends on the Series A Preferred Stock will continue to accumulate.

Third Quarter 2024 Earnings Call Information

SMC will host a conference call at 10:00 a.m. Eastern on November 12, 2024, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q3 2024 Summit Midstream Corporation Earnings Conference Call (https://register.vevent.com/register/BIeaabb92b8f374b959ff8248ff80d2df0). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not

5

required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com. Upcoming Investor Conferences Members of SMC's senior management team will attend the 2024 Bank of America Leverage Finance Conference taking place on December 3–4, 2024 and the 2024 Wells Fargo Midstream, Energy, & Utilities Symposium taking place on December 10–11, 2024. The presentation materials associated with these events will be accessible through the Investors section of SMC's website at www.summitmidstream.com prior to the beginning of the conference. Use of Non-GAAP Financial Measures We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures. Adjusted EBITDA We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility. Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. Adjusted EBITDA is used as a supplemental financial measure to assess: • the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness; • the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; • our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure; • the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and • the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations. Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example: • certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure; • adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; EXHIBIT 99.1 6

• adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and • although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements. We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process. Distributable Cash Flow We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures. Free Cash Flow We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions. We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions. About Summit Midstream Corporation SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in four unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas. Forward-Looking Statements This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in SMC’s Registration Statement on Form S-4 (Registration No. 333-279903), as declared effective on June 14, 2024. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events. Important Additional Information Will Be Filed With the SEC In connection with the proposed Transaction, the Company has filed a proxy statement with the Securities and Exchange Commission (the “SEC”) and also plans to file other relevant documents with the SEC regarding the proposed Transaction. COMMON STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE EXHIBIT 99.1 7

PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain a free copy of the proxy statement and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You may also obtain copies of the documents the Company files with the SEC on the Company’s website at www.summitmidstream.com. Participants in the Solicitation The Company and its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Transaction. Information about Summit’s directors and executive officers is available in Summit’s Registration Statement on Form S-4 (Registration No. 333-279903), as declared effective by the SEC on June 14, 2024 (the “Form S-4”). To the extent that holdings of the Company’s securities have changed from the amounts reported in the Form S-4, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the sources indicated above. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials relating to the proposed Transaction filed with the SEC. Common stockholders and other investors should read the proxy statement carefully before making any voting or investment decisions. EXHIBIT 99.1 8

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS September 30, 2024 December 31, 2023 (In thousands) ASSETS Cash and cash equivalents $ 17,842 $ 14,044 Restricted cash 126,524 2,601 Accounts receivable 60,567 76,275 Other current assets 9,080 5,502 Total current assets 214,013 98,422 Property, plant and equipment, net 1,350,758 1,698,585 Intangible assets, net 140,009 175,592 Investment in equity method investees 269,939 486,434 Other noncurrent assets 24,447 35,165 TOTAL ASSETS $ 1,999,166 $ 2,494,198 LIABILITIES AND EQUITY Trade accounts payable $ 12,932 $ 22,714 Accrued expenses 29,645 32,377 Deferred revenue 9,470 10,196 Ad valorem taxes payable 7,229 8,543 Accrued compensation and employee benefits 7,173 6,815 Accrued interest 14,603 19,298 Accrued environmental remediation 1,409 1,483 Accrued settlement payable 6,715 6,667 Current portion of long-term debt 130,512 15,524 Other current liabilities 11,278 10,395 Total current liabilities 230,966 134,012 Deferred tax liabilities 115,552 1,425 Long-term debt, net 826,453 1,455,166 Noncurrent deferred revenue 26,176 30,085 Noncurrent accrued environmental remediation 989 1,454 Other noncurrent liabilities 16,136 28,841 TOTAL LIABILITIES 1,216,272 1,650,983 Commitments and contingencies Mezzanine Equity Subsidiary Series A Preferred Units 131,410 124,652 Equity Series A Preferred Units — 96,893 Common limited partner capital — 621,670 Series A Preferred Shares 106,819 — Common stock, $0.01 par value 106 — Additional paid-in capital 702,357 — Accumulated deficit (157,798) — Total Equity 651,484 718,563 TOTAL LIABILITIES AND EQUITY $ 1,999,166 $ 2,494,198 9

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 (In thousands, except per unit amounts) Revenues: Gathering services and related fees $ 44,013 $ 66,035 $ 151,211 $ 180,492 Natural gas, NGLs and condensate sales 48,243 45,120 145,294 130,365 Other revenues 10,159 10,038 26,096 20,728 Total revenues 102,415 121,193 322,601 331,585 Costs and expenses: Cost of natural gas and NGLs 28,246 27,110 88,047 77,967 Operation and maintenance 24,473 26,161 72,925 75,291 General and administrative 12,419 11,098 41,368 31,897 Depreciation and amortization 23,540 30,778 75,324 90,734 Transaction costs 2,094 144 13,156 926 Acquisition integration costs — 171 40 2,396 (Gain) loss on asset sales, net (6) (40) 1 (183) Long-lived asset impairments — — 67,936 455 Total costs and expenses 90,766 95,422 358,797 279,483 Other income (expense), net 666 (315) 2,784 747 Gain (loss) on interest rate swaps (2,574) 2,856 936 4,851 Gain (loss) on sale of business (1,672) (9) 82,338 (45) Gain on sale of equity method investment — — 126,261 — Interest expense (25,712) (34,568) (95,015) (103,966) Loss on early extinguishment of debt (42,235) — (47,199) — Equity method investees income 4,910 10,211 19,828 22,302 Income (loss) before income taxes (54,968) 3,946 53,737 (24,009) Income tax benefit (expense) (142,573) (72) (142,129) 180 Net income (loss) $ (197,541) $ 3,874 $ (88,392) $ (23,829) Net income (loss) per share: Common stock – basic $ (19.25) $ (0.27) $ (10.39) $ (3.99) Common stock – diluted $ (19.25) $ (0.27) $ (10.39) $ (3.99) Weighted-average number of shares outstanding: Common stock – basic 10,649 10,376 10,583 10,320 Common stock – diluted 10,649 10,376 10,583 10,320 __________ 10

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
	(In thousands)			
Other financial data:				
Net income (loss)	$ (197,541)	$ 3,874	$ (88,392)	$ (23,829)
Net cash provided by (used in) operating activities	9,151	59,119	40,124	110,759
Capital expenditures	10,941	17,685	37,861	49,863
Contributions to equity method investees	989	—	1,431	3,500
Adjusted EBITDA	45,238	72,790	158,445	191,828
Cash flow available for distributions [1]	22,091	38,478	66,509	87,786
Free Cash Flow	9,663	21,922	29,751	38,606
Dividends [2]	n/a	n/a	n/a	n/a
Operating data:				
Aggregate average daily throughput – natural gas (MMcf/d)	667	1,352	903	1,249
Aggregate average daily throughput – liquids (Mbbl/d)	70	85	73	76
Ohio Gathering average daily throughput (MMcf/d) [3]	—	870	283	763
Double E average daily throughput (MMcf/d) [4]	661	327	559	278

(1) Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

(2) Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. On May 3, 2020, the board of directors of Summit Midstream Corporation announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

(4) Gross basis, represents 100% of volume throughput for Double E.

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SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
	(In thousands)			
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:				
Net income (loss)	$ (197,541)	$ 3,874	$ (88,392)	$ (23,829)
Add:				
Interest expense	25,712	34,568	95,015	103,966
Income tax expense (benefit)	142,573	72	142,129	(180)
Depreciation and amortization (1)	23,774	31,013	76,028	91,438
Proportional adjusted EBITDA for equity method investees (2)	7,585	16,917	35,102	42,655
Adjustments related to capital reimbursement activity (3)	(2,283)	(3,111)	(7,934)	(6,778)
Unit-based and noncash compensation	1,840	1,396	6,698	5,158
Loss on early extinguishment of debt	42,235	—	47,199	—
(Gain) loss on asset sales, net	(6)	(40)	1	(183)
Long-lived asset impairment	—	—	67,936	455
(Gain) loss on interest rate swaps	2,574	(2,856)	(936)	(4,851)
(Gain) loss on sale of business	1,672	9	(82,338)	45
Gain on sale of equity method investment	—	—	(126,261)	—
Other, net (4)	2,013	1,159	14,026	6,234
Less:				
Income from equity method investees	4,910	10,211	19,828	22,302
Adjusted EBITDA	$ 45,238	$ 72,790	$ 158,445	$ 191,828
Less:				
Cash interest paid	23,601	10,162	89,408	72,749
Cash paid for taxes	7	—	22	15
Senior notes interest adjustment (5)	(1,779)	21,392	(4,913)	22,210
Maintenance capital expenditures	1,318	2,758	7,419	9,068
Cash flow available for distributions (6)	$ 22,091	$ 38,478	$ 66,509	$ 87,786
Less:				
Growth capital expenditures	9,810	14,927	30,442	40,795
Investment in equity method investee	989	—	1,431	3,500
Distributions on Subsidiary Series A Preferred Units	1,629	1,629	4,885	4,885
Free Cash Flow	$ 9,663	$ 21,922	$ 29,751	$ 38,606

(1) Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2024, the amount includes $13.2 million of transaction and other costs. For the nine months

12

ended September 30, 2023, the amount includes $2.4 million of integration costs, $2.7 million of transaction and other costs and $1.6 million of severance expense. (5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2026 Secured Notes and the 12.00% Senior Notes due 2026 (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15. (6) Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF. 13

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES Nine Months Ended September 30, 2024 2023 (In thousands) Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow: Net cash provided by operating activities $ 40,124 $ 110,759 Add: Interest expense, excluding amortization of debt issuance costs 84,689 94,473 Income tax benefit, excluding federal income taxes (140) (180) Changes in operating assets and liabilities 30,119 (6,685) Proportional adjusted EBITDA for equity method investees (1) 35,102 42,655 Adjustments related to capital reimbursement activity (2) (7,934) (6,778) Realized gain on swaps (3,974) (3,777) Other, net (3) 13,992 5,897 Less: Distributions from equity method investees 31,241 40,732 Noncash lease expense 2,292 3,804 Adjusted EBITDA $ 158,445 $ 191,828 Less: Cash interest paid 89,408 72,749 Cash paid for taxes 22 15 Senior notes interest adjustment (4) (4,913) 22,210 Maintenance capital expenditures 7,419 9,068 Cash flow available for distributions (5) $ 66,509 $ 87,786 Less: Growth capital expenditures 30,442 40,795 Investment in equity method investee 1,431 3,500 Distributions on Subsidiary Series A Preferred Units 4,885 4,885 Free Cash Flow $ 29,751 $ 38,606 ___ (1) Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. (2) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers. (3) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2024, the amount includes $13.2 million of transaction and other costs. For the nine months ended September 30, 2023, the amount includes $2.4 million of integration costs, $2.7 million of transaction and other costs and $1.6 million of severance expenses. (4) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 Secured Notes and 2026 Unsecured Notes was paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026. (5) Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF. 14

Contact: 832-413-4770, ir@summitmidstream.com SOURCE: Summit Midstream Corporation 15